ARTICLES SUPPLEMENTARY
                                       OF
                        DAILY TAX FREE INCOME FUND, INC.

     Daily Tax Free Income Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation" or the "Fund"), certifies to the Department of Assessments and Taxation of Maryland that:

     (1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

     The Corporation's stock is subdivided into three classes of stock, Class A, Class B and the Thornburg Class. Each share, regardless of class, will represent an interest in the same portfolio of investments and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) the Class A, Class B and Thornburg Class shares will have different designations; (ii) only the Class A and Thornburg Class shares will be assessed a service fee pursuant to the Rule 12b-1 Distribution and Service Plan applicable to the Class A and Class B shares and the Rule 12b-1 Distribution and Service Plan applicable to the Thornburg Class of shares, respectively (the "12b-1 Plans") of the Fund equal to 0.25% of the Fund's average daily net assets; (iii) only the holders of the Class A and Thornburg Class shares would be entitled to vote on matters pertaining to the 12b-1 Plans and any related agreements in accordance with provisions of Rule 12b-1 of the Investment Company Act of 1940; and (iv) the exchange privilege will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.

     The Class A and Thornburg Class shares will bear the service fee under the 12b-1 Plans. As a result, the net income of an the dividends payable to the Class A and Thornburg Class shares will be lower than the net income of and dividends payable to the Class B shares of the Fund. Dividends paid to each Class of shares of the Fund will, however, be declared and paid on the same days at the same times and, except as noted with respect to the service fees payable under the 12b-1 Plans, will be determined in the same manner and paid in the same amounts.

     (2) The Corporation's stock has been reclassified by the Corporation's board of directors under the authority contained in Article Fifth of the Corporation's Articles of Incorporation, as amended.

     IN WITNESS WHEREOF, Daily Tax Free Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries, on January 19, 2000.


                                               DAILY TAX FREE INCOME FUND, INC.



                                       By:      /s/ Steven W. Duff
                                                    Steven W. Duff
                                                    President

Attest:


/s/ Bernadette N. Finn
Bernadette N. Finn
Secretary

         THE UNDERSIGNED, President of DAILY TAX FREE INCOME FUND, INC., who executed on behalf of said corporation, the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.



                                               DAILY TAX FREE INCOME FUND, INC.



                                       By:      /s/ Steven W. Duff
                                                    Steven W. Duff
                                                    President